Exhibit 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is made and entered into this July 1, 2008, (the “Effective Date”) by and between T-3 Energy Services, Inc., a Delaware corporation (“Employer”) and James M. Mitchell (“Employee”).
1.	Term.
     The term of Employee’s employment under this Agreement shall commence as of the Effective Date and shall expire on the second (2nd) anniversary of the Effective Date (the “Term of Employment”). Notwithstanding the foregoing definition of “Term of Employment”, Employee’s employment may be sooner terminated as hereinafter provided, and if so terminated, the Term of Employment shall expire as of the effective date of such termination and all references herein to the “Term of Employment” shall mean the original term as so shortened, except as otherwise expressly provided herein.
     In the event that Employee continues to provide services to Employer after the conclusion of the Term of Employment or any company owned or controlled by Employer (individually the “Company” and collectively the “Companies”) after the conclusion of the Term of Employment, this Agreement shall terminate subject to the survival of the provisions set forth in Sections 3 and 9 below, and Employee shall be an “employee at will” from that time forth subject to the terms and conditions of employment specified by Employer for all of its employees at will.
2.	Duties and Reporting Relationship.

(a)	Employee agrees to serve Employer as Senior Vice President and Chief Financial Officer of Employer and in such other executive capacities commensurate with the position of Chief Financial Officer as may be requested from time to time by the Chief Executive Officer of Employer (the “CEO”). The CEO may not delegate his or her authority under this clause (a) to other individuals employed by or working with Employer.

(b)	Employee shall have all of the powers, authority, duties and responsibilities usually incident to the position and role of Senior Vice President and Chief Financial Officer, and shall perform such other reasonable duties, consistent with such position. Employee shall report to, and receive and implement all legal and ethical directions and guidelines from the CEO [and the Board of Directors].

(c)	During the Term of Employment, Employee shall devote himself to a full time schedule of work on behalf of Employer and shall use his reasonable best efforts to advance the business and welfare of Employer. At all times while Employee is employed by Employer, Employee shall abide by all legal written Employer policies.

3.	Confidential Information and Covenants Not to Compete.

3.1	Confidential Information.
(i)	In consideration of the benefits received by Employee under this Agreement which he otherwise would not have had but for his entry into this Agreement, Employee hereby agrees that at all times while Employee is employed by Employer, whether during the Term of Employment or thereafter, if Employee becomes an employee at will, and thereafter, he will not, without the written consent of the CEO, disclose to any person, enterprise, entity or association or otherwise use or exploit for himself or others any “Confidential Information”.

(ii)	The term “Confidential Information” shall mean all proprietary or confidential information or knowledge of or regarding Employer, whether of a technical, operational, economic, or other nature, and including any trade secrets (including customer lists, identities, and contacts and pricing information, know-how, formulas, patterns, inventions, engineering records or data, interpretive or analytical information or data, drilling logs, operating agreements and related records, records of research, proposals, manuals, compilations, programs, devices, methods, processes, techniques, processes, budgets or other financial information, and any other records or information that derive independent economic value, actual or potential, from not being generally known to and not being readily ascertained by proper means by persons other than the holders, licensees, or other authorized holders thereof who can obtain economic value from its disclosure or use).

(iii)	Notwithstanding the foregoing, Employee may utilize Confidential Information to the extent required by his performance of assigned duties for Employer or which:
(A)	was known to Employee or the public prior to disclosure to Employee in the course of his employment by Employer,

(B)	becomes generally known to the public through no fault of Employee,

(C)	is lawfully obtained by Employee from another source not under obligation to Employer regarding disclosure of such information, or

(D)	is developed after the termination of his employment and independently by Employee or others without access to or reliance on any Confidential Information.
3.2	Return of Confidential Information.

Upon termination of employment with Employer, whether during the Term of Employment or thereafter, if Employee becomes an employee at will, Employee will deliver to Employer all tangible displays and repositories of Confidential

Information, including without limitation, trade secrets and other materials or records or writings of any other type (including any copies thereof) made, used or obtained by Employee in connection with his employment by Employer or its predecessor in interest prior to or subsequent to the execution of this Agreement. Employer agrees to provide Employee with reasonable assistance from Employer’s IT personnel in order to facilitate return of information residing on Employee’s personal computer, PDA or other device. Employee agrees that all inventions, improvements in any of the Employer’s methods of conducting their businesses or innovations (in each case, including, by way of expansion and not limitation, policies, procedures, products, improvements, software, ideas and discoveries, whether or not patentable or copyrightable) conceived or made by him during any time of his employment by Employer prior to or subsequent to the execution of this Agreement belong to the Employer and to the extent Employee participated in the creation of any of the foregoing he did so on a work for hire basis. Upon termination of his Employment with Employer, Employee shall promptly disclose such inventions, improvements or innovations to the CEO or his/her designee, and perform all actions reasonably requested by the CEO or his/her designee, to establish and confirm such ownership by Employer and to protect the intellectual property of Employer contained therein or represented thereby.
3.3	Covenant Not to Compete.

Employee hereby agrees that:
(i)	Employer agrees to furnish and Employee acknowledges that in his capacity as an Employee, he will receive and/or have access to valuable and confidential information as defined in Section 3.1 (ii) as required to perform his duties for Employer. In consideration for the valuable and confidential information, during the Term of Employment and until the later of (a) the first (1st) anniversary of the date of termination of Employee’s employment whether by Employee’s resignation or by Employer’s termination of the relationship, and (b) such time as Employee is no longer receiving any payments from Employer pursuant to this Agreement (and as a condition to Employee receiving any such payments) (collectively, the “Non-Compete Period”), Employee shall not within Texas, Wyoming, Canada, Mexico or the Parishes of Louisiana listed in the attached Schedule 1. (i) perform any duties similar in nature to the duties performed by Employee for the Employer for any competitor of the Business, as defined below, of Employer, whether as an employee, officer, principal, member, advisor, agent, partner, director, owner, or consultation of such competitor, and (ii) compete against any acquisition or development of any line of business, property, or project on which Employer is then involved or which has been worked on or evaluated by Employee as part of his services for Employer during the preceding twelve (12) months and which are still being worked with or evaluated by Employer. It is the intention of Employer and Employee that insofar as the Agreement affects the Parishes of Louisiana listed in the attached Schedule be enforceable under La R.S. 23:921; and the parties agree that within the Parishes listed on the attached Schedule, the Agreement should be interpreted to fully comply with La. R.S. 23:921. For purposes of this Agreement, “competitor” means any entity engaged in the business of manufacture, remanufacture, sale and distribution of same or similar oilfield products and services to customers in the business of drilling and completion of new oil and gas wells, and the work-over of existing wells.
(ii)	With respect to the preceding paragraph, Employee shall not be deemed to be an owner of a competitor of the Business of Employer where Employee’s ownership interest is less than one percent (1%) of the outstanding stock or membership units of a company whose securities are listed on a national or foreign exchange or quoted on the NASDAQ National Market System.

(iii)	During the Term of Employment and during the Non-Compete Period, and as a condition to Employee receiving any payments from Employer pursuant to this Agreement to which Employee otherwise would not have been entitled after Employee is no longer employed by Employer, Employee shall not:
(A)	solicit or employ any person for employment by Employee or Employee’s employer if such person is (i) employed by Employer at that time, or (ii) who has left the employment of Employer for sixty (60) days or less, for any employment position or investment opportunity where such position or opportunity would either interfere with or compete against the Business.

(B)	otherwise induce any person to discontinue his or her employment with Employer, or

(C)	request any present or future customer or supplier of Employer to curtail or cancel its business with Employer, or

(D)	unless otherwise required by law, disclose to any person, firm or corporation any details of organization or business affairs of Employer, any names of past or present customers of Employer or any other non-public information concerning Employer.
(iv)	Employee understands that the provisions of Sections 3.1, 3.2 and 3.3 may limit his ability to earn a livelihood in a business similar to the business of Employer, but as an executive officer of Employer, he nevertheless agrees and hereby acknowledges that:
(A)	such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of Employer;

(B)	such provisions contain reasonable limitations as to time and scope of activity to be restrained; and

(C)	the consideration provided hereunder, including without limitation of any amounts or benefits contemplated to be provided to

Employee hereunder following Employee’s termination of employment other than for Cause or by Employee’s resignation, is sufficient to compensate Employee for the restrictions contained in Sections 3.1, 3.2, or 3.3 hereof.
(v)	In consideration of the foregoing, and in light of Employee’s education, skills, and abilities, Employee agrees that he will not assert that, and it should not be considered that, any provisions of Sections 3.1, 3.2, or 3.3 hereof are otherwise void, voidable, or unenforceable or should be voided or held unenforceable.

(vi)	The unenforceability of any specific covenant shall not affect the provisions of any other covenant. If it is judicially determined that any provision of this Section 3.3 or any part thereof is unenforceable under applicable law(s) (statute, common law, or otherwise), then the unenforceable portion shall be deemed to be modified to the extent necessary to render it enforceable, while leaving the remaining portions intact. Employee and Employer further agree that in the event the said non-competition covenants should be held by any court or other constituted legal authority to be effective in any particular area or jurisdiction only if said covenant is modified to limit its duration or scope, then the parties shall thereupon consider such non-competition covenants to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any such court or other constituted legal authority, and, as to all other jurisdictions or political subdivisions thereof, the said non-competition covenant shall remain in full force and effect as originally written.

By agreeing to this contractual modification prospectively at this time, the parties intend to make Section 3.3 enforceable under the law(s) of all applicable states so that the entire agreement not to compete or to solicit and any other provisions of this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Thus, if for any reason, the Agreement should be found to be unenforceable in one jurisdiction, the separate and severable covenants of Section 3.3 covering the other jurisdictions will remain in full force and effect.
(vii)	For the purposes of this Section 3, the business of Employer is described as follows: Employer engages in the design, manufacture, remanufacture, sale and distribution of oilfield products and services to customers in the business of drilling and completion of new oil and gas wells and the work-over of existing wells through strategically located facilities in North America and world-wide (the “Business”); provided however that the Business shall not refer to any products or services from which Employer derives less than 10% of its revenues. The purpose of the preceding exclusion is to permit Employee to perform services after termination for an entity which meets the definition of a competitor but is not engaged in material competition with the Employer.

(viii)	The provisions of this Section 3.3 will not apply if Employee is terminated or resigns his employment within 180 days after a Change of Control. For the purposes of this Agreement, a “Change of Control” shall mean the closing of a transaction or series of transactions in which either (a) more than fifty percent (50%) of the voting power of Employer or (b) all or substantially all of the assets of Employer are transferred to a party that was not a significant stockholder, member, or partner in the Employer prior to such transaction or series of transactions.
3.4	Executive Nature of Employment.

Employee acknowledges and agrees that his duties with Employer are of an executive nature and that he is a member of Employer’s management group. Employee agrees that the remedy at law for any breach by him of any of the covenants and agreements set forth in this Section 3 will be inadequate and that in the event of any such breach, Employer may, in addition to the other remedies which may be available to it at law, obtain injunctive relief prohibiting Employee (together with all those persons associated with him) from the breach of such covenants and agreements.

3.5	Consideration.

Each of the covenants of this Section 3 are given by Employee as part of the consideration for this Agreement and as an inducement to Employer to enter into this Agreement and accept the obligations hereunder.

3.6	Application to Subsidiaries

For purposes of this Section 3 and of Section 2 hereof, the term “Employer” shall include Employer and any and all of Employer’s subsidiaries or ventures, or any affiliates’ of Employer (as such term is defined under the Securities Act of 1933), whether currently existing or hereafter formed; provided however, that in no event will this Section 3.6 permit re-assignment of Employee to a similar position at Employer’s subsidiaries or ventures or affiliates in replacement of Employee’s position at Employer.

3.7	Assignment of Intellectual Property Rights.

Employee agrees that all ideas, concepts, processes, discoveries, devices, machines, tools, materials, designs, improvements, inventions, computer software and other things of value (hereinafter collectively referred to as “intangible rights”), whether patentable or not, which are conceived, made, invented or suggested either by him alone or in collaboration with others while employed by Employer and relating to the “Business” (as defined above) and whether or not during regular working hours, shall be promptly disclosed in writing to Employer and shall be the sole and exclusive property of Employer. Employee hereby assigns all of his right, title and interest in and to all such intangible rights and to any trade secrets developed by Employee from and after the Hire Date to Employer and its successors or assigns. Employee further agrees to execute, from time to time upon the request of Employer, such documentation as may be required by Employer to confirm Employee’s intent to so assign and transfer such rights and property, including such rights and property which may not presently exist but which may exist at a later date.
In the event that any of said intangible rights shall be deemed by Employer to be patentable or otherwise registerable under any Federal, state or foreign law, Employee further agrees that at the expense of Employer, he will execute all documents and do all things necessary, advisable or proper to obtain patents therefor or registration thereof, and to vest in Employer full title thereto.
3.8	Non-disparagement.

During the Term of Employment and thereafter:
(i) Employee will not disparage, condemn or impugn the business or personal reputation or character of the Employer or any Affiliate, or any present or former employee of the Employer or an Affiliate or any member of the Board, or any of the actions which are, have been or may be taken by the Employer or an Affiliate with respect to or based upon matters, events, facts or circumstances arising or occurring during or following the Term of Employment; and
(ii) Neither the CEO, nor the Board, or any member of senior management will make any unfavorable or unflattering statements about Employee and that they will not disparage, condemn or impugn the business or personal reputation or character of Employee.
4.	Base Salary and Benefits.
4.1.	Base Salary.

During the Term of Employment, Employer shall pay Employee a base salary at the rate of Two Hundred Fifty Thousand Dollars ($250,000) per annum payable in equal installments at least as frequently as semi-monthly and subject to payroll deductions as may be necessary or customary in respect of Employer’s salaried employees in general. Such salary shall be subject to adjustment under the Employer’s periodic compensation review procedure which shall take into account such factors as job responsibilities, performance and cost of living considerations. In no event shall such salary be adjusted to less than initial amount set forth above.
4.2.	Vacations.

During the Term of Employment, Employee shall be entitled to vacation of the greater of four (4) weeks per year or the amount of time provided under the vacation policy applicable to employees of Employer generally, as amended from time to time.

4.3	Annual Bonus.

For each fiscal year of the Employer during the Term of Employment, Employee will be eligible for an annual bonus to be awarded, if at all,

based on the achievement of annual incentive performance targets established annually by the Board or a committee thereof within ninety (90) days of the beginning of each fiscal year. To be entitled to receive a bonus, the Employee must be employed by the Employer at the time the annual bonus is paid. The annual bonus payable to Employee for each fiscal year during the Term of Employment shall be determined as follows: (i) no annual bonus if the performance threshold is not met; (ii) 60% of Employee’s base salary for achievement of the performance threshold; (iii) 80% of Employee’s base salary for achievement of the performance target; and (iv) 100% of Employee’s base salary for achievement of the maximum target. The annual bonus payable, if any, to Employee for Employer’s 2008 fiscal year, shall be pro rated from the Effective Date through the end of the 2008 fiscal year. The Compensation Committee of the Board will determine whether the performance goals have been met for a fiscal year and the amount of any annual bonus for such fiscal year.

4.4	Restricted Stock Grant

Employee shall receive a restricted stock grant of 10,000 shares upon the date his employment with Employer commences. The grant shall vest in accordance with the terms and conditions of Employer’s 2002 Stock Incentive Plan and as defined in the Restricted Stock Award Agreement and be conditioned upon Employee’s continued employment with Employer as of each vesting date.

4.5	Long Term Incentive Awards.

Employee shall be eligible for a long-term incentive award in accordance with the terms and conditions of the Employer’s 2002 Stock Incentive Plan. Employee’s long-term incentive award shall be based on such incentive performance target(s) as may be established from time to time by the Board or a committee thereof, in its sole discretion. The maximum long-term incentive award payable, if any, to Employee during the Term of Employment shall be 100% of his target award, if the performance goals for such award are met in full or exceeded. The long term incentive award payable, if any, to Employee, shall be paid in any combination of stock options, restricted stock or other equity-based awards as the Compensation Committee may determine. The value of stock options, restricted stock or other equity-based awards shall be determined by the Board or a committee thereof.

4.6	Medical Insurance and Other Benefits

During the Term of Employment, Employer shall provide Employee with such benefit programs, including medical, hospital, and life insurance, as is provided, to employees of Employer generally, as amended from time to time. Employee also shall be entitled to participate in all other benefit programs which are maintained by Employer and available to its executive officers generally and under the same terms as available to Employer’s executive officers generally. Employee acknowledges that he shall have no vested rights under or in respect of his participation in any such program except as expressly provided under the terms thereof. Employee will be entitled to participate in Employer’s 401(k) Savings and Retirement Plan, applicable to employees or executives of Employer generally.
4.7	Automobile Allowance

Employer shall provide Employee with an automobile allowance in the amount of one thousand dollars ($1,000) per month (which includes appropriate gross-up calculations).

4.8	Dues

Employer shall reimburse Employee for all dues and assessments paid by Employee to a country club, not to exceed five hundred dollars ($500) per month, through the Term of Employment; provided, however, that such country club (a) is located within the Houston or Galveston, Texas metropolitan area, and (b) does not exclude persons from its membership or guests of members on the basis of race, gender or religious belief.
5.	Expenses.

In accordance with its policy, as in effect from time to time, Employer will pay or reimburse Employee for such reasonable travel, entertainment, use of a cellular phone, or other expenses as he may reasonably incur during the Term of Employment in the performance of his duties hereunder, but only to the extent that Employee shall furnish Employer with such evidence that such expenses were incurred as Employer may from time to time reasonably require or request in accordance with its policies.

6.	Death or Total Disability of Employee.

If Employee dies or becomes totally disabled during the Term of Employment, the Term of Employment shall automatically terminate and Employer’s obligation to compensate Employee under this Agreement shall in all respects cease, except that Employer shall pay Employee, within thirty (30) days of such death or termination of employment due to disability (or sooner if required by law), an amount equal to any Base Salary earned but unpaid (“Accrued Compensation”) as of the time of such death or disability and Employee shall be entitled to such other benefits provided for under Section 4 subject to the terms of such Employer plans or programs (“Accrued Benefits”). Additionally, if:
(a)	Employee’s employment is terminated by reason of the Employee’s death during the Term of Employment, Employer shall make a payment to the Employee’s estate or beneficiary, as applicable, in a lump sum in cash, within thirty (30) days of the termination date, of an amount equal to the severance amount payable under Section 8(a)(iii).

(b)	Employee’s employment is terminated by reason of the Employee’s disability during the Term of Employment, Employer shall make a payment to the Employee in a lump sum in cash, within thirty (30) days of the termination date of an amount equal to the severance amount payable under Section 8(a)(iii).
For purposes of this Section, Employee shall reasonably be deemed “totally disabled” as of the time the CEO and the Board shall find, on the basis of medical evidence satisfactory to the CEO and the Board, that, as a result of a mental or physical condition, Employee is unable to perform his normal duties of employment hereunder or is prevented from engaging in the same level of performance as he engaged in prior to the onset of such condition, giving effect to any reasonable accommodations which can be made by Employer, and that such disability is likely to continue for a substantial period of time.
7.	Termination for Cause.

Employee’s employment may be terminated by Employer for “Cause”, as described below. Upon such termination, Employer’s obligation to compensate Employee shall in all respects cease, except that Employer shall pay Employee, within thirty (30) days of such termination (or sooner if required by law), any Accrued Compensation as of the time of such termination and Employee shall be entitled to any Accrued Benefits as of the time of such termination when and if provided to be paid by the applicable program or plan. The term “Cause” includes, but is not limited to, any one or more of the following occurrences:
(a)	Employee’s material breach of any of the covenants contained in Section 3.1 and 3.2 of this Agreement;

(b)	Employee’s conviction of, or any plea other than not guilty to, a felony or misdemeanor that involves moral turpitude;

(c)	Employee’s commission of an act of fraud with respect to the business and affairs of Employer, its subsidiaries or affiliates, or their customers, whether prior or subsequent to the date hereof upon Employer or any of its subsidiaries, ventures or affiliates;

(d)	Employee’s willful failure or refusal to perform his duties as required by this Agreement; provided that, the termination of Employee’s employment pursuant to this subparagraph (d) shall not constitute valid termination for Cause unless Employee shall first have received written notice from the Board stating with specificity the nature of such failure or refusal in the performance of duties;

(e)	Gross negligence, theft of Employer’s, subsidiary’s or affiliate’s property, or the theft of any property of any customers or suppliers, material violation by Employee of any duty of loyalty to Employer, or any other material misconduct on the part of Employee; or

(f)	Violation of any written employee policy promulgated by Employer or its subsidiary or affiliate and applicable to Employee, as in effect at that time, including, without limitation, the receipt of any kick-back or side payment from any customer, supplier or vendor;
Notwithstanding the foregoing, and except as provided below, termination of Employee’s employment by Employee for any reason, shall be treated the same as a termination for Cause and shall be effective as of the effective date of such resignation, but acceptance of such resignation by Employer shall not be deemed a waiver of any right of Employer under this Agreement. If Employee (i) through the action of Employer, (a) ceases to hold the title of Senior Vice President and Chief Financial Officer reporting directly to the CEO, or (b) is transferred to any place other than within the Houston, Texas metropolitan area (unless such cessation or transfer is the result of events which would otherwise entitle Employer to terminate Employee for cause under this Section 7), and (ii) resigns from Employer within sixty (60) days of such event, then Employee’s resignation under such circumstances shall be deemed a termination by Employer other than for Cause and have the effect set forth in Section 9 below.
8.	Other Termination by Employer.
(a)	Employer may terminate Employee’s employment at any time for any reason or for no reason at all, and Employer’s obligation to compensate Employee under this Agreement shall in all respects cease upon such termination, except that, and provided that Employee shall not have been terminated for Cause, as described in Section 7 above:
(i)	Employer shall pay Employee, within thirty (30) days of such termination (or sooner if required by law), any Accrued Compensation and any expenses reimbursable pursuant to Section 5 as of the time of such termination;

(ii)	Employee shall be entitled to any Accrued Benefits as of the time of such termination when and if provided to be paid by the applicable program or plan. In addition, Employee shall be entitled to reimbursement of the payment of premiums required to continue Employee’s group health care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) until the earlier of (a) the date his COBRA continuation coverage ceases or (b) for twelve (12) months after the date of his termination of employment;

(iii)	Subject to Section 9(a), Employer shall pay to Employee (i) a severance benefit consisting of a single lump sum cash payment equal to two (2) years of Employee’s base salary as in effect at the time of Employee’s termination of employment and (ii) a single bonus payment equal to the average annual bonus paid to Employee for the prior two (2) fiscal years of employment. If the Employee has not been employed for two full fiscal years prior to his termination of employment, the bonus payment shall be equal to fifty percent (50%) of the bonus paid, if any, for the prior fiscal year ending immediately prior to his termination of employment date. The payment to Employee of the severance benefit shall be conditioned upon the effectiveness of the Release Agreement which shall be substantially in the form of the attached hereto as Exhibit “B”;
(iv)	The unvested portion of all stock options or restricted stock of Employer held by Employee shall immediately vest and become exercisable, or payable, as the case may be, except that any shares of restricted stock, the vesting of which are subject to the achievement of performance criteria, shall vest only to the extent such award becomes “earned” based on the achievement of the applicable performance criteria, with vesting on the date the achievement of the criteria is determined by the Board, but not later than March 15th following the end of the applicable year; and

(v)	Employee’s contingent performance bonus under the Employer’s annual cash bonus plan for the fiscal year in which Employee’s date of termination occurs shall be determined at the end of the fiscal year in accordance with the terms of the bonus plan and performance criteria for such contingent bonus award, and to the extent such bonus is earned bonus on the achievement of the performance criteria, the amount (days in the year lapsed as of Employee’s termination over 365) of such “earned” bonus shall be paid to Employee in a lump sum on the normal payment date for such annual bonuses under the plan, but not later than the March 15th following the end of the fiscal year of termination of employment.
(b)	Except as may be required by state or federal law, Employee shall not be entitled to any other compensation or benefits whatsoever if Employee’s employment is terminated pursuant to this Section 8.

(c)	Notwithstanding the foregoing, it is agreed that Employer’s obligation to make the payments contemplated in this Section 8(a)(iii) is subject to Employee’s compliance with the provisions of Section 3 of this Agreement, subject to the requirements to the contrary of any state or federal law.

(d)	Employee shall not have a termination of employment for purposes of this Agreement unless such termination constitutes a “separation from service” for purposes of Section 409A of the Code and the applicable Treasury Regulations thereunder;

(e)	Notwithstanding anything in this Agreement to the contrary, if at the time of Employee’s termination of employment with the Employer and its Affiliates, Employee is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order for Employee to avoid the additional tax under Section 409A of the Code, then the Employer will defer the payment or the commencement of such payment or benefit hereunder

(without any reduction in such payment or benefit ultimately paid or provided to Employee) until the date that is six (6) months following Employee’s termination of employment with the Employer (or the earliest date as is permitted under the Section 409A of the Code). Any amounts deferred pursuant to this Section will be paid to Employee (without interest).
9.	Release and Satisfaction.
(a)	Form Release Agreement attached hereto as Exhibit “B”.

(b)	Any termination of Employee’s employment and any expiration of the Term of Employment under this Agreement shall not affect the continuing operation and effect of Section 3 or this Section 9, both of which shall survive and continue in full force and effect with respect to each of the parties and their respective heirs, executors, personal representatives, successors or permitted assigns. Nothing in Section 9 shall be deemed to operate or shall operate as a release, settlement or discharge of any liability of Employee to Employer or others from any act or omission by Employee enumerated in Section 7 hereof as a possible basis for termination of Employee’s employment for Cause.
10.	Miscellaneous.
10.1.	Severability.

If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state or other jurisdiction where it is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement, but rather this Agreement shall be reformed and construed, insofar as the laws of that state or jurisdiction are concerned, as not containing the provision or provisions, but only to the extent that they are contravening or are invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be reformed and construed and enforced accordingly.

10.2	Modification and Waiver of Breach.

No waiver or modification of this Agreement shall be binding unless it is in writing signed by the parties hereto. No waiver of a breach hereof shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature.

10.3.	Assignment

The rights and obligations of Employer under this Agreement may, without the consent of Employee, be assigned by Employer, in its sole discretion, to any subsidiary, venture or affiliate of Employer.

10.4.	Notices.

Except as otherwise required by law, any notice, consent, request, instruction, approval and other communication provided for herein (other than routine correspondence in the ordinary course of business) shall be in writing and shall be deemed validly given, made or served:
(a)	on the date on which it is delivered personally with receipt acknowledged,

(b)	five (5) business days after it shall have been sent by registered or certified mail (receipt requested and postage prepaid), or

(c)	one (1) business day after it is sent by overnight courier (charges prepaid; confirmation of receipt documented), or

(d)	on the same business day when sent before 5:00 p.m., recipient’s time, and on the next business day when sent after 5:00 p.m., recipient’s time, by telephone facsimile transmission, provided that the sender receives electronic confirmation that the document has been received by the recipient’s facsimile transmission equipment.
Notices to Employer shall be addressed as follows or to Employer’s current address at the time notice is given:
T-3 Energy Services, Inc.
7135 Ardmore
Houston, Texas 77054
Attention: General Counsel
Phone: 713-996-4136
Fax: 713-996-4123
Notices to Employee shall be addressed as follows:
To the current residential address or fax number of Employee, as indicated in the Human Resources Department files kept by Employer or its designee.
Either party shall also be entitled to from time to time provide any other address for notices to be received under this Agreement.
10.5.	Counterparts.

This Agreement may be executed in several counterparts and all such executed counterparts shall constitute a single agreement, binding on all parties and their successors and permitted assigns, notwithstanding that not all parties may be signatories to the original or to the same counterpart. Each counterpart signature page so executed may be attached to another counterpart of this Agreement and such counterparts, when so attached, shall constitute a single agreement. Delivery of an executed counterpart of a signature page of this Agreement by telephonic facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this
 Agreement.
10.6.	Construction of Agreement.

This Agreement shall be construed in accordance with, and governed by, the laws of the State of Texas without regard to any principles of conflicts of law which would require the application of the laws of another jurisdiction.

10.7.	Merger; Complete Agreement.

This Agreement and any other documents executed contemporaneously herewith, contain the entire agreement between the parties with respect to the transactions contemplated in this Agreement and supersedes all previous oral and written and all contemporaneous oral negotiations or commitments and other understandings.

10.8.	Non-Transferability of Employee’s Interest.

None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement shall be assignable or otherwise transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Employee. Any other attempted assignment, transfer, conveyance, or other disposition of any interest in the rights of Employee to receive any form of compensation to be made by Employer pursuant to this Agreement shall be void.

10.9.	Legal Fees.

If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with this Agreement, the successful or prevailing party shall be entitled to recover such reasonable attorneys’ fees and other costs it incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

10.10.	Submission to Jurisdiction.

Each party irrevocably consents that any legal action or proceeding against it or any of its property with respect to this agreement or any other agreement executed in connection herewith must be brought in any State or Federal court in Harris County, Texas and by the execution and delivery of this Agreement each party irrevocably submits, with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts.

10.11.	Arbitration.

Any controversy, dispute, or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement, including, without limitation, the validity, scope, and enforceability of this section, shall at the election of Employer or Employee be solely and finally settled by binding arbitration conducted in Houston, Texas, by and in accordance with the existing rules for commercial arbitration of the American Arbitration Association (“AAA”), or any successor organization. Judgment upon any award rendered by the arbitrator shall be entered by the State or Federal Court having jurisdiction thereof. Any of the parties may demand arbitration by written notice to the other and to the AAA (“Demand for Arbitration”). Any Demand for Arbitration pursuant to this section shall be made within 180 days from the date that the dispute upon which the demand is based arose. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable. This section shall not prevent any party from commencing an action in any state or federal court of competent jurisdiction in Houston, Texas for the purposes of (a) enforcing the obligation of a party to submit to arbitration; (b) enforcing an award granted by an arbitrator in accordance with this section; and (c) seeking injunctive relief.
10.12.	Tax Withholding.

The Employer shall be entitled to withhold any payments that it makes under this Agreement or otherwise, all taxes required by applicable law to be withheld therefrom by the Employer.
[Signature Page Follows]

The parties have executed this Agreement to be effective as of the Effective Date with the intent to be legally bound by this Agreement.

EMPLOYEE

/s/ James M. Mitchell Signature

James M. Mitchell Print Name

EMPLOYER

T-3 Energy Services, Inc.

/s/ Gus Halas Signature

Gus D. Halas Print Name

President & CEO Title

SCHEDULE 1.
PARISHES IN LOUISIANA WHERE EMPLOYER
CONDUCTS ITS BUSINESS
Acadia Parish
Allen Parish
Ascension Parish
Assumption Parish
Ayoyelles Parish
Bearegard Parish
Bienville Parish
Bossier Parish
Caddo Parish
Calcasieu Parish
Caldwell Parish
Cameron Parish
Catahoula Parish
Claiborne Parish
Concordia Parish
Desoto Parish
East Baton Rouge Parish
East Carroll Parish
East Feliciana Parish
Evangeline Parish
Franklin Parish
Grant Parish
Iberia Parish
Iberville Parish
Jackson Parish
Jefferson Parish
Jeff Davis Parish
Lafayette Parish
Lafourche Parish
Lasalle Parish
Lincoln Parish
Livingston Parish
Madison Parish
Morehouse Parish
Natchitoches Parish
Orleans Parish
Ouachita Parish
Plaquemines Parish
Pointe Coupee Parish
Rapides Parish
Red River Parish
Richland Parish
Sabine Parish
St. Bernard Parish
St. Charles Parish
St. Helen Parish
St. James Parish
St. John the Baptist Parish

SCHEDULE 1.
PARISHES IN LOUISIANA WHERE EMPLOYER
CONDUCTS ITS BUSINESS
St. Landry Parish
St. Martin Parish
St. Mary Parish
St. Tammany Parish
Tangipahoa Parish
Tensas Parish
Terrebonne Parish
Union Parish
Vermilion Parish
Vernon Parish
Washington Parish
Webster Parish
West Baton Rouge Parish
West Carroll Parish
West Feliciana Parish
Winn Parish

Exhibit B
RELEASE AGREEMENT
     This Release Agreement (this “Agreement”) constitutes the release referred to in that certain Employment Agreement dated as of July ___, 2008 (the “Employment Agreement”), by and among James M. Mitchell (“Employee”) and T-3 Energy Services, Inc.(the “Company”).
     (a) For good and valuable consideration, including the Company’s contemporaneous provision of certain payments and benefits to Employee in accordance with Section 8 (a) (iii) of the Employment Agreement, Employee hereby releases, discharges and forever acquits the Company, its Affiliates (as defined in Section 3.6 of the Employment Agreement) and the past, present and future stockholders, members, partners, directors, officers, managers, employees, agents, attorneys, heirs, legal representatives, successors and assigns of the foregoing, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind related to Employee’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter on or prior to the date of this Agreement, including, without limitation, any alleged violation through the date of this Agreement of: (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991; (iv) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (v) Employee Retirement Income Security Act of 1974, as amended; (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Fair Labor Standards Act, as amended; (x) the Occupational Safety and Health Act, as amended; (xi) the Family and Medical Leave Act of 1993; (xii) any state anti-discrimination law; (xiii) any state wage and hour law; (xiv) any other local, state or federal law, regulation or ordinance; (xv) any public policy, contract, tort, or common law claim; (xvi) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters; (xvii) any and all rights, benefits or claims Employee may have under any employment contract, incentive or deferred compensation plan or equity-based plan with Company Party (collectively, the “Released Claims”). In no event shall the Released Claims include (a) any claim which arises after the date of this Agreement, or (b) any claim to vested benefits under an employee benefit plan. This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Employee is simply agreeing that, in exchange for the consideration recited in the first sentence of this paragraph, any and all potential claims of this nature that Employee may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. By signing this Agreement, Employee is bound by it. Anyone who succeeds to Employee’s rights and responsibilities, such as heirs or the executor of Employee’s estate, is also bound by this Agreement. This release also applies to any claims brought by any person or agency or class action under which Employee may have a right or benefit.

     THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.
     (b) Employee agrees not to bring or join any lawsuit against any of the Company Parties in any court relating to any of the Released Claims. Employee represents that Employee has not brought or joined any lawsuit or filed any charge or claim against any of the Company Parties in any court or before any government agency and has made no assignment of any rights Employee has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims.
     By executing and delivering this Agreement, Employee acknowledges that:
     (i) Employee has carefully read this Agreement;
     (ii) Employee has had at least 21 / 45 days (the “Consideration Period”) to consider this Agreement before the execution and delivery hereof to the Company;
     (iii) Employee has been and hereby is advised in writing that Employee may, at Employee’s option and expense, discuss this Agreement with an attorney of Employee’s choice and that Employee has had adequate opportunity to do so;
     (iv) Employee fully understands the final and binding effect of this Agreement; the only promises made to Employee to sign this Agreement are those stated in the Employment Agreement and herein; and Employee is signing this Agreement voluntarily and of Employee’s own free will, and that Employee understands and agrees to each of the terms of this Agreement.
     (v) Employee must return this Agreement to the Company prior to the end of the Consideration Period.
     Payment shall be made to Employee pursuant to Section 8 (a) (iii) of the Agreement within sixty (60) days of his termination of employment, but only if within such 60-day period, Employee has executed the Release Agreement as set forth in Exhibit B and such Release Agreement has become irrevocable. In addition, if on his termination of employment Employee is a “specified employee”, as defined in Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder, the Employer shall not make or begin to make any payments to Employee until the first (1st) day that is six (6) months after Employee’s termination, other than any payment that qualifies as a “short-term deferral” under Section 409A or qualifies as an exempt separation payment, as provided in Treasury Regulations Sec. 409A-1(b)(9) – the “two-year, two-time rule”. Any payments that are so delayed as provided above shall be paid to Employee in a single payment on the first day that is six months after his termination of employment (or death if earlier).
     Notwithstanding the initial effectiveness of this Agreement, Employee may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven (7) day period beginning on the date Employee delivers this Agreement to the Company (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Employee and must be delivered to the Company before 11:59 p.m., Houston, Texas time, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and time frame, this Agreement shall be of no force or effect and shall be null and void ab initio. No consideration shall be paid if this Agreement is revoked by Employee in the foregoing manner.
Executed on this ___ day of                     , 200___.

James M. Mitchell